Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of organization
Great Elm Capital GP, LLC	Delaware
Great Elm Capital Management, Inc.	Delaware
Great Elm DME Holdings, Inc.	Delaware
Great Elm DME Manager, LLC	Delaware
Great Elm FM Acquisition, Inc.	Delaware
Great Elm Opportunities GP, Inc.	Delaware
Monomoy BTS Corporation	Delaware
Monomoy CRE, LLC	Delaware
Openwave Systems Service India Private LTD.	India
Openwave Systems (South Africa) Pty LTD	South Africa
Openwave Technologies Inc.	Delaware
Signalsoft Corporation	California
Solomio Corporation	Delaware